UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 1, 2005

Date of report (Date of earliest event reported)

MATRIXONE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29309	02-0372301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Littleton Road

Westford, Massachusetts 01886

(Address of Principal Executive Offices, including Zip Code)

(978) 589-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On February 2, 2005, the Compensation Committee of the Board of Directors of MatrixOne, Inc. (the “Registrant” or “MatrixOne”) approved a 2005 Management Bonus Program (the “Bonus Program”) whereby the management team of the Registrant is eligible to receive cash bonuses based on certain pro forma earnings-per-share (“EPS”) performance of the Registrant. The following is a summary of the material terms of the Bonus Program.

The objectives of the Bonus Program are to increase shareholder value by aligning the interests of the Registrant’s management team with the shareholders and by motivating, rewarding and retaining members of MatrixOne’s management team who are key to its financial success. Executive officers of the Registrant are eligible to receive incentive compensation pursuant to the Bonus Program. Awards are made in cash only (not equity). The Bonus Program has a maximum payout of $924,240, which may be paid out to all eligible participants based on the achievement of certain pro forma EPS performance targets. The specific pro forma EPS performance targets are not public information.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective February 1, 2005, James F. Morgan resigned from the Board of Directors of the Registrant. Mr. Morgan has served as a Director of the Registrant since June 1984 and served as Corporate Advisor of the Registrant from July 1997 to March 2000. Mr. Morgan’s resignation was not the result of any disagreement with the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIXONE, INC.

Date: February 4, 2005	By:	/s/ Gary D. Hall
Gary D. Hall Senior Vice President of Finance, Financial Officer and Treasurer (principal financial and accounting officer)